Exhibit 99

Gorman-Rupp Reports Third Quarter 2017 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--October 27, 2017--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

  Current quarter earnings per share were $0.22 compared to $0.27 per share for the third quarter of last year
    Third quarter of 2017 included non-cash impairment charges of $0.10 per share and a non-cash pension settlement charge of $0.01 per share
    Third quarter of 2016 included a gain on the sale of property, plant and equipment of $0.03 per share
  Net sales increased 2.9% or $2.6 million. Excluding the PCCP project, net sales increased 4.4% or $4.0 million.
  Incoming orders increased 17% compared to the third quarter of 2016

Net sales during the third quarter of 2017 were $94.0 million compared to $91.3 million during the third quarter of 2016, an increase of 2.9% or $2.6 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $0.3 million in the third quarter of 2017 and $1.6 million for the same period in 2016, net sales increased 4.4% or $4.0 million. Domestic sales, excluding PCCP, increased 3.5% or $2.0 million while international sales increased 6.0% or $2.0 million compared to the same period in 2016.

Sales in our larger water markets, excluding PCCP, decreased 2.2% or $1.4 million in the third quarter of 2017 compared to the third quarter of 2016. Sales in the construction market increased $2.6 million due primarily to sales to rental market customers related to increased oil and gas drilling activity. This increase was offset by decreased sales in the municipal market of $2.2 million primarily driven by decreased shipments attributable to flood control projects, clean water and wastewater applications. In addition, sales in the fire protection market decreased $1.8 million due principally to market softness in the Middle East.

Sales increased 21.7% or $5.4 million in non-water markets during the third quarter of 2017 compared to the third quarter of 2016. Sales in the industrial and petroleum markets increased a combined $3.2 million principally attributable to increased capital spending related to oil and gas drilling activity. Sales in the OEM market increased $2.2 million primarily related to power generation equipment and services.

Gross profit was $26.2 million for the third quarter of 2017, resulting in gross margin of 27.9%, compared to gross profit of $22.7 million and gross margin of 24.8% for the same period in 2016. Gross margin included a non-cash pension settlement charge of $0.3 million or 30 basis points in the third quarter of 2017 which did not occur in the third quarter of 2016. Excluding the non-cash pension settlement charge, the 340 basis point increase in gross margin was largely driven by favorable sales mix and lower manufacturing overhead expenses.

Selling, general and administrative expense (“SG&A”) was $14.2 million and 15.2% of net sales for the third quarter of 2017 compared to $12.8 million and 14.0% of net sales for the same period in 2016. SG&A included a non-cash pension settlement charge of $0.1 million or 20 basis points in the third quarter of 2017. SG&A included a gain on the sale of property, plant and equipment of $1.0 million or 110 basis points in the third quarter of 2016. Excluding these items, SG&A as a percentage of sales improved 10 basis points due principally to higher sales volume.

Operating income was $7.9 million, resulting in operating margin of 8.4% for the third quarter of 2017, compared to operating income of $9.9 million and operating margin of 10.8% for the same period in 2016. In the third quarter of 2017, due to decreasing demand for barge pumps for the marine transportation market, driven by low oil prices and overcapacity of inland barges, the Company recorded non-cash impairment charges of $4.1 million or 440 basis points related to its Bayou City Pump Company reporting unit. These charges represented the full remaining amounts of the reporting unit’s goodwill and customer relationship intangible assets. The third quarter of 2017 also included a non-cash pension settlement charge of $0.4 million or 50 basis points which did not occur in the same period last year. In the third quarter of 2016, operating margin included a gain on the sale of property, plant and equipment of $1.0 million or 110 basis points. Excluding these items, operating margin improved 360 basis points due principally to increased sales, favorable sales mix and lower manufacturing overhead expenses.

Net income was $5.7 million during the third quarter of 2017 compared to $6.9 million in the third quarter of 2016, and earnings per share were $0.22 and $0.27 for the respective periods. Earnings per share for the third quarter of 2017 included non-cash impairment charges of $0.10 per share and a non-cash pension settlement charge of $0.01 per share. Conversely, the third quarter of 2016 included a gain on the sale of property, plant and equipment of $0.03 per share.

Net sales for the nine months ended September 30, 2017 were $284.5 million compared to $287.9 million during the same period in 2016, a decrease of 1.2% or $3.4 million. Excluding sales from the PCCP project of $0.8 million in the first nine months of 2017 and $9.5 million for the same period in 2016, net sales for the first nine months of 2017 increased 1.9% or $5.3 million. Domestic sales, excluding PCCP, increased by 0.1% or $0.2 million while international sales increased 5.2% or $5.1 million compared to the same period in 2016.

Sales in the first nine months of 2017 in our larger water markets, excluding PCCP, decreased 0.3% or $0.7 million compared to the first nine months of 2016. Sales in the construction market increased $7.2 million due primarily to sales to rental market customers, and sales of repair parts increased $1.8 million. Sales in the fire protection market decreased $5.1 million principally due to market softness domestically and in the Middle East, and sales in the agriculture market decreased $1.6 million principally due to low farm income and competitive pricing pressure. Sales in the municipal market decreased $3.0 million principally driven by decreased shipments attributable to flood control projects.

Sales in the first nine months of 2017 in our non-water markets increased 7.2% or $6.0 million compared to the first nine months of 2016. Sales increased $5.4 million in the industrial market driven by an increase in oil and gas drilling activity. Sales in the OEM market increased $2.6 million primarily related to power generation equipment and services and infrastructure spending driven by gas production. These increases were partially offset by decreased shipments of $2.0 million in the petroleum market driven by challenging market conditions.

Gross profit was $73.5 million for the first nine months of 2017, resulting in gross margin of 25.9%, compared to gross profit of $68.8 million and gross margin of 23.9% for the same period in 2016. Gross margin included a non-cash pension settlement charge of $2.5 million or 90 basis points in the first nine months of 2017 which did not occur in the first nine months of 2016. Excluding the non-cash pension settlement charge, gross margin increased by 290 basis points due principally to favorable sales mix, labor efficiency and lower warranty expense.

SG&A was $43.1 million and 15.2% of net sales for the first nine months of 2017 compared to $40.2 million and 14.0% of net sales for the same period in 2016. SG&A included a non-cash pension settlement charge of $1.3 million or 50 basis points in the first nine months of 2017 which did not occur in the same period last year. SG&A included a gain on the sale of property, plant and equipment of $1.0 million or 40 basis points in the first nine months of 2016. Excluding these items, SG&A as a percentage of sales increased 30 basis points due principally to lower sales volume.

Operating income was $26.3 million, resulting in operating margin of 9.3% for the first nine months of 2017, compared to operating income of $28.6 million and operating margin of 9.9% for the same period in 2016. In the first nine months of 2017, operating margin included non-cash impairment charges of $4.1 million or 140 basis points and a non-cash pension settlement charge of $3.8 million or 140 basis points. In the first nine months of 2016, operating margin included a gain on the sale of property, plant and equipment of $1.0 million or 30 basis points. Excluding these items, operating margin improved 250 basis points due principally to favorable sales mix, and lower labor and manufacturing overhead costs.

Net income was $18.6 million during the first nine months of 2017 compared to $19.8 million in the first nine months of 2016, and earnings per share were $0.71 and $0.76 for the respective periods. Earnings per share for the first nine months of 2017 included non-cash impairment charges of $0.10 per share and a non-cash pension settlement charge of $0.10 per share. Conversely, the first nine months of 2016 included a gain on the sale of property, plant and equipment of $0.03 per share.

The Company’s backlog of orders was $111.4 million at September 30, 2017 compared to $102.8 million at September 30, 2016 and $98.8 million at December 31, 2016. Excluding the PCCP project in 2016, the backlog at September 30, 2017 increased 9.6% as compared to September 30, 2016.

Capital expenditures for the first nine months of 2017 of $4.8 million consisted primarily of machinery and equipment. Capital expenditures for the full-year 2017 are presently planned to be in the range of $6 to $8 million and are expected to be financed through internally-generated funds.

Jeffrey S. Gorman, President and CEO commented, “Our third quarter results reflect continued solid operating performance with increased sales in most of our markets as compared to last year and strong gross and operating margins. Overall business conditions have continued to improve and we are optimistic about our incoming order rate. As we approach next year, our management team remains focused on long-term growth opportunities and strategic initiatives supported by our very strong balance sheet.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) impairment in the value of intangible assets, including goodwill; (12) defined benefit pension plan settlement expense; (13) family ownership of common equity; and (14) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$93,976	$91,346	$284,451	$287,868
Cost of products sold	67,777	68,676	210,912	219,061

Gross profit	26,199	22,670	73,539	68,807

Selling, general and administrative expenses	14,242	12,819	43,107	40,190

Impairment of goodwill and other intangible assets	4,098	-	4,098	-

Operating income	7,859	9,851	26,334	28,617

Other income, net	98	551	750	676

Income before income taxes	7,957	10,402	27,084	29,293
Income taxes	2,255	3,475	8,469	9,464

Net income	$5,702	$6,927	$18,615	$19,829

Earnings per share	$0.22	$0.27	$0.71	$0.76

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$75,958	$57,604
Accounts receivable, net	67,964	71,424
Inventories, net	73,803	69,049
Prepaid and other	7,398	5,823

Total current assets	225,123	203,900

Property, plant and equipment, net	117,471	122,067

Other assets	8,451	7,769

Prepaid pension benefits	7,740	6,211

Goodwill and other intangible assets, net	37,879	42,871

Total assets	$396,664	$382,818

Liabilities and shareholders' equity
Accounts payable	$16,624	$16,306
Accrued liabilities and expenses	30,656	33,046

Total current liabilities	47,280	49,352

Postretirement benefits	21,238	20,709

Other long-term liabilities	9,137	9,869

Total liabilities	77,655	79,930

Shareholders' equity	319,009	302,888

Total liabilities and shareholders' equity	$396,664	$382,818

Shares outstanding	26,106,623	26,093,123

CONTACT:
The Gorman-Rupp Company
James C. Kerr, 419-755-1548
Chief Financial Officer